Morgan Stanley Variable Investment Series Information Portfolio

Item 77.C.     Matters Submitted to a Vote of Security Holders

      At a Special Meeting of Shareholders held on June 16, 2006, the  shareholders  of Morgan Stanley Variable  Investment  Series approved a Plan of Liquidation and Dissolution pursuant to  which the  Portfolio's  assets  will be liquidated,  known  liabilities satisfied and remaining proceeds distributed to shareholders.

For:      2,115,192.203
Against:          144,692.934
Abstain:       43,443,388